Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR THIRD QUARTER 2022 RESULTS

Denver, Colorado – October 6, 2022

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its third quarter 2022 results on Tuesday, November 1, 2022. You are invited to participate in its Investor Call, which will begin the following day at 09:00 a.m. (Eastern Time) on Wednesday, November 2, 2022. During the call, management will discuss the Company’s results, and may provide other forward-looking information. Please dial in using the information provided below at least 15 minutes prior to the start of the call.

Domestic	+1 833-470-1428	Conference Passcode	140538
International	+1 404-975-4839
In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million fixed and mobile connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations                Corporate Communications
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Amy Ocen +1 303 784 4528 Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979